Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Juhl Energy, Inc.

We hereby consent to the inclusion of our report dated April 5, 2014 except for Note 5 and Note 18, for which the date is June 5, 2014 relating to the consolidated financial statements of Juhl Energy, Inc. and Subsidiaries as of and for the years ended December 31, 2013 and 2012 in the Amendment No. 4 to the Registration Statement (Form S-1 No. 333-195636) of Juhl Energy, Inc. and Subsidiaries dated July 28, 2014, and to the reference to our Firm under the caption "Experts" in such Registration Statement.

/s/ Boulay PLLP Certified Public Accountants

Minneapolis, Minnesota

July 28, 2014